Exhibit 99.1

Connecticut Water Issues Statement Regarding Proposed Decision by the

Connecticut Public Utilities Regulatory Authority

December 3, 2018

Connecticut Water (CTWS) has received and is reviewing the proposed decision issued by the Connecticut Public Utilities Regulatory Authority (PURA) regarding the application to combine SJW Group and CTWS. PURA distributed the proposed decision to the parties in the proceeding for comment on Monday, December 3, 2018.

Connecticut Water will provide any comments or related materials in response to the proposed decision to PURA in accordance with the schedule in the proceeding.

SJW Group and Connecticut Water are confident that the combined company will have the financial strength and managerial suitability to provide safe, adequate and reliable service and that the combination is in the public interest. SJW Group and Connecticut Water have committed to protect customers in Connecticut and Maine and provide additional benefits through the combination including:

•	No layoffs or job cuts as a result of the combination;

•	No changes in customer rates as a result of the combination;

•	Continued superior customer service with annual customer satisfaction surveys conducted by an independent consultant;

•	Community liaisons and outreach efforts in all service towns and ongoing community investment, support and involvement;

•

Protections for certain company-owned lands for open space and conservation with additional notification and prioritization as reflected in a Memorandum of Agreement with the Connecticut Fund for the Environment; and

•	Continue responsible water resource management programs and no use of Connecticut sources or supplies for the out-of-state sister companies.

The proposed decision notes that PURA will consider the parties’ arguments and exceptions before reaching a final decision, which may differ from the proposed decision.

About CTWS

CTWS is a publicly traded holding company headquartered in Clinton, Connecticut. CTWS is the parent company of The Connecticut Water Company, The Maine Water Company, The Avon Water Company, and The Heritage Village Water Company. Together, these subsidiaries provide water service to more than 450,000 people in Connecticut and Maine, and wastewater service to more than 10,000 people in Connecticut.

Connecticut Water Contact

Daniel J. Meaney, APR

Director, Corporate Communications

(860) 664-6016

dmeaney@ctwater.com